Exhibit 5.1
[PILLSBURY WINTHROP SHAW PITTMAN LLP LETTERHEAD]
March 1, 2010
Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, CA 94583
Chevron Funding Corporation
6001 Bollinger Canyon Road
San Ramon, CA 94583
     Re:     Registration Statement on Form S-3
Ladies and Gentlemen:
     We are acting as counsel for Chevron Corporation, a Delaware corporation (“Chevron”), which, together with Chevron Funding Corporation, a Delaware corporation (“CFC”), is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of an indeterminate initial offering amount of debt securities (“Debt Securities”). Each series of Debt Securities will be issued under one of the following Indentures: (a) the Indenture, dated as of June 15, 1995, as supplemented by the Second Supplemental Indenture dated March 3, 2009, each being between Chevron and Wells Fargo Bank, National Association (as successor to The Bank of New York, as successor to JPMorgan Chase Bank, as successor to The Chase Manhattan Bank, as successor to Chemical Bank), as trustee (the “Chevron Indenture”) or (b) the Indenture, dated as of August 15, 2003, among Chevron, as guarantor, CFC and Wells Fargo Bank, National Association (as successor to The Bank of New York, as successor to JPMorgan Chase Bank), as trustee (the “CFC Indenture”). The Chevron Indenture and CFC Indenture are together referred to herein as the “Indentures.” Any Debt Securities issued by CFC under the CFC Indenture will be unconditionally guaranteed by Chevron (each such guaranty, a “Guaranty” and collectively, the “Guarantees”).
     We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In rendering this opinion, we have assumed that each Indenture has been duly authorized, executed and delivered by the applicable trustee, the Debt Securities will be properly authenticated by the manual signature of an authorized representative of the applicable trustee, and the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.
          Based upon the foregoing, we are of the opinion that:
     1. With respect to the Debt Securities, when (a) the Board of Directors of CFC or Chevron (or any committee of either such Board of Directors or certain authorized officers or, with respect to Debt Securities of Chevron, the Executive Committee of Chevron, as applicable) has taken all necessary corporate action to approve the issuance and establish the terms of such

Chevron Corporation
March 1, 2010

Debt Securities, the terms of the offering and related matters, (b) such Debt Securities have been duly executed and authenticated in accordance with the terms of the applicable Indenture, and (c) such Debt Securities have been issued and sold in the manner contemplated by the Registration Statement and in accordance with the applicable Indenture, such Debt Securities will be valid and legally binding obligations of Chevron or CFC, as applicable, enforceable against such issuer in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.
     2. With respect to the Guarantees, when (a) the Board of Directors of Chevron (or any committee of such Board of Directors or certain authorized officers or the Executive Committee of Chevron, as applicable) has taken all necessary corporate action to approve the issuance and establish the terms of such Guarantees and the Debt Securities to which such Guarantees relate, the terms of the offering of such Guarantees and the Debt Securities to which such Guarantees relate, and related matters, (b) the Debt Securities to which such Guarantees relate have been duly executed and authenticated in accordance with the terms of the applicable Indenture, and (c) such Guarantees have been issued and the Debt Securities to which such Guarantees relate have been issued and sold in the manner contemplated by the Registration Statement and in accordance with the applicable Indenture, such Guarantees will be valid and legally binding obligations of Chevron, enforceable against Chevron in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.
     In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Debt Securities and any applicable Guarantees, the Registration Statement, and any amendments thereto (including post-effective amendments) will be effective under the Act, a Prospectus Supplement to the Prospectus forming a part of the Registration Statement will have been prepared and filed with the Commission describing the Debt Securities and Guarantees (if any) offered thereby, the authorization of such Debt Securities and of such Guarantees (if any) will not have been modified or rescinded by the Board of Directors of CFC or Chevron (or any committee of either such Board of Directors or certain authorized officers or the Executive Committee of Chevron, as applicable), and there will not have occurred any change in law affecting the validity or enforceability of such Debt Securities or Guarantees. We have also assumed that none of the terms of any Debt Security or Guaranty to be established subsequent to the date hereof nor the issuance and delivery of such Debt Security or Guaranty, nor the compliance by CFC or Chevron, as applicable, with the terms of such Debt Security or Guaranty, will violate any applicable federal or state law or will result in a violation of any provision of any instrument or agreement then binding upon CFC or Chevron, as applicable, or any restriction imposed by any court or governmental body having jurisdiction over CFC or Chevron, as applicable.

Chevron Corporation
March 1, 2010

     This opinion is limited to matters governed by the General Corporation Law of the State of Delaware and the laws of the State of New York.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP